ENACT REPORTS THIRD QUARTER 2021 RESULTS
_______________________________________

GAAP Net Income of $137 million, or $0.84 per diluted share
Adjusted Net Operating Income of $137 million, or $0.84 per diluted share
13.2% return on equity and 13.2% adjusted return on equity
$25.80 book value per share
PMIERs Sufficiency of 181% or $2,287 million, highest level ever

Raleigh, NC, November 2, 2021 – Enact Holdings, Inc. (Nasdaq: ACT) today announced financial results for the third quarter of 2021, ending September 30, 2021.

“We are very proud to begin our journey as a public company with one of our strongest quarters of financial and operational performance since the beginning of the pandemic,” said Rohit Gupta, President and CEO of Enact. “Our results reflect the high credit quality of our insurance portfolio and continued execution of our growth strategy against the backdrop of a resilient housing market. Our recently completed IPO and ratings upgrades significantly enhance our ability to realize the full potential of the opportunities ahead of us. We are well positioned for the future, and our deep customer relationships, differentiated solutions, and strong risk and capital management discipline position Enact to drive long-term success and value creation.”

Key Financial Highlights

(In millions, except per share data or otherwise noted)	3Q21	2Q21	3Q20
Net Income (loss)	$137	$131	$138
Diluted Net Income (loss) per share	$0.84	$0.80	$0.85
Adjusted Operating Income (loss)	$137	$134	$139
Adj. Diluted Operating Income (loss) per share	$0.84	$0.82	$0.86
NIW ($B)	$24.0	$26.7	$26.6
Primary IIF ($B)	$222	$217	$203
Net Premiums Earned	$243	$242	$251
Losses Incurred	$34	$30	$44
Loss Ratio	14%	12%	18%
Operating Expenses	$59	$67	$59
Expense Ratio	24%	27%	23%
Net Investment Income	$36	$35	$33
Return on Equity	13.2%	13.0%	14.2%
Adjusted Operating Return on Equity	13.2%	13.4%	14.3%
PMIERs Sufficiency ($)	$2,287	$1,941	$1,074
PMIERs Sufficiency (%)	181%	165%	132%

Third Quarter 2021 Financial and Operating Highlights

•Net income for the third quarter of 2021 was $137 million, or $0.84 per diluted share, compared with $131 million for the second quarter of 2021 and $138 million for the third quarter of 2020. The decrease in net income from the third quarter of 2020 was primarily driven by lower earned premiums and a full quarter of interest expense from our 2020 debt offering. These factors were partially offset by lower incurred losses. The increase in net income sequentially was driven by lower expenses and higher investment income as well as investment gains partially offset by higher losses in the current quarter.
•Adjusted net operating income for the third quarter of 2021 was $137 million, or $0.84 per diluted share, compared with $134 million, or $0.82 per diluted share for the second quarter of 2021 and $139 million, or $0.86 per diluted share, for the third quarter of 2020.
•New insurance written was $24.0 billion, down 10% compared to $26.7 billion in the second quarter of 2021. Our new insurance written for the third quarter was comprised of 90% monthly premium policies and 88% purchase originations.
•Primary Insurance-in-force was $222 billion, up 2% compared to $217 billion in the second quarter of 2021 and up 10% compared to $203 billion in the third quarter of 2020.
•Persistency for the third quarter was 65%, up from 63% in the second quarter of 2021 and 59% in the third quarter of 2020. Persistency remains below the historical norm of approximately 80%.
•Net premiums earned were $243 million, flat versus the second quarter of 2021 and down 3% compared to $251 million in the third quarter of 2020. Net earned premium yield was down from the third quarter of 2020 driven by a combination of lower single premium cancellations, higher ceded premiums and the lapse of older, higher-priced policies as compared to our new insurance written.
•Losses incurred were $34 million and the loss ratio was 14%, compared to $30 million and 12%, respectively, in the second quarter of 2021, driven by seasonally higher new delinquencies, and $44 million and 18%, respectively, in the third quarter of 2020, driven by lower new delinquencies partially offset by favorable incurred but not reported reserve development in the third quarter of 2020.
•Percentage of loans in default at quarter end was 3.1%, compared to 3.6% as of June 30, 2021, and 5.4% as of September 30, 2020, as cures continued to outpace new delinquencies for the fifth consecutive quarter.
•Operating expenses were $59 million, and the expense ratio was 24%, compared to $67 million and 27%, respectively, in the second quarter of 2021, driven by lower corporate overhead associated with the execution of the shared services agreement with Genworth Financial, Inc., and $59 million and 23%, respectively, in the third quarter of 2020. The current quarter operating expenses include $3 million of strategic transaction preparation costs and restructuring costs, which increased the expense ratio by 1 point. The second quarter 2021 operating expenses include $6 million of strategic transaction preparation costs and restructuring costs, which increased the expense ratio by 2 points.
•Net investment income for the quarter was $36 million, up 4% compared to $35 million in the second quarter of 2021 and up 8% compared to $33 million in the third quarter of 2020.
•Annualized return on equity for the third quarter of 2021 was 13.2%, and annualized adjusted operating return on equity was 13.2%.

Capital and Liquidity
•PMIERs sufficiency increased to 181% and $2,287 million above the published PMIERs requirements compared to 165% and $1,941 million above the published PMIERs requirements in the second quarter of 2021. PMIERs sufficiency improved sequentially driven, in part, by the completion of an insurance linked notes transaction, which added $372 million of PMIERs capital credit as of September 30, 2021, as well as elevated lapse from prevailing low interest rates, business cash flows, and lower delinquencies, partially offset by NIW and amortization of existing reinsurance transactions.
•PMIERs sufficiency benefited from a 0.30 multiplier applied to the risk-based required asset factor for certain non-performing loans, which resulted in a reduction of the published PMIERs required assets by an estimated $570 million at the end of the current quarter, compared to $760 million at the end of the second quarter 2021 and $1,217 million at the end of the third quarter 2020. These amounts are gross of incremental reinsurance benefits from the elimination of the 0.30 multiplier.
•Enact Holdings, Inc. held $293 million of cash as of September 30, 2021, an increase of $9 million from the prior quarter.
•We continue to assess economic and business conditions, including the resolution of forbearance related delinquencies, in support of a fourth quarter dividend to shareholders. To date, aggregate performance indications have been supportive. If these indications remain supportive, we intend to recommend the issuance of a $200 million dividend in 2021 to the Independent Capital Committee and our Board of Directors for their approval.

Recent Events
•On September 2, 2021, Enact’s flagship mortgage insurance company, Genworth Mortgage Insurance Corporation (GMICO), secured $372 million of fully collateralized excess-of-loss reinsurance coverage on a portfolio of existing seasoned mortgage insurance policies written from January 1, 2021, through June 30, 2021, through the issuance of an insurance linked notes transaction.
•On September 16, 2021, Enact successfully completed its initial public offering. Subsequently, S&P, Moody’s and Fitch each upgraded GMICO’s insurance financial strength ratings by one or two notches. GMICO’s upgraded ratings follow:
•S&P: BBB with Positive outlook
•Moody’s: Baa2 with Stable outlook
•Fitch: BBB+ with Stable outlook

Conference Call and Financial Supplement Information
This press release and the third quarter 2021 financial supplement are now posted on the Company’s website, https://ir.enactmi.com. Additional information regarding business results will be posted on the Company's website, by 8:00 a.m. on November 3, 2021. Investors are encouraged to review these materials.

Enact will discuss third quarter 2021 financial results in a conference call tomorrow, Wednesday, November 3, 2021, at 8:00 a.m. Eastern daylight time. Enact’s conference call can be accessed via telephone and Internet. The dial-in number for Enact’s November 3 conference call is 833-730-3978 or 720-405-2123 (outside the U.S.); conference ID #8756793. To participate in the call by webcast, register at https://ir.enactmi.com/news-and-events/events at least 15 minutes prior to the webcast to download and install any necessary software.

A digital replay of the webcast will be available on the Enact website following the live broadcast for a period of one year at https://ir.enactmi.com/news-and-events/events.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, is available on Enact’s website at https://ir.enactmi.com.

About Enact
Enact Holdings, Inc. (Nasdaq: ACT), operating principally through its wholly owned subsidiary Genworth Mortgage Insurance Corp. since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, our expected financial and operational results, the related assumptions underlying our expected results, and the quotations of management. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this press release. Factors or events that we cannot predict, including uncertainty around Covid-19 and the effects of government and other measures seeking to contain its spread, risks related to an economic downturn or recession in the United States and in other countries around the world, changes in political, business, regulatory, and economic conditions and other factors described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements. Although Enact believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

GAAP/Non-GAAP Disclosure Discussion
This communication includes the non-GAAP financial measures entitled “adjusted operating income (loss)”, “adjusted operating income (loss) per share", and “adjusted operating return on equity." Adjusted operating income (loss) per share is derived from adjusted operating income (loss). The chief operating decision maker evaluates performance and allocates resources on the basis of adjusted operating income (loss). The Company defines adjusted operating income (loss) as net income (loss) excluding the after-tax effects of net investment gains (losses), restructuring costs and infrequent or unusual non-operating items. The Company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company and other activities. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities or exposure management. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized gains and losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted operating income. In addition, adjusted operating income (loss) per share is derived from adjusted operating income (loss) divided by shares outstanding. Adjusted operating return on equity is calculated as annualized adjusted operating income for the period indicated divided by the average of current period and prior periods’ ending total stockholders’ equity.

While some of these items may be significant components of net income (loss) in accordance with U.S. GAAP, the company believes that adjusted operating income (loss) and measures that are derived from or incorporate adjusted operating income (loss), including adjusted operating income (loss) per share on a basic and diluted basis and adjusted operating return on equity, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses adjusted operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. Adjusted operating income (loss) and adjusted operating income (loss) per share on a basic and diluted basis are not substitutes for net income (loss) available to Enact Holdings, Inc.’s common stockholders or net income (loss) available to Enact Holdings, Inc.’s common stockholders per share on a basic and diluted basis determined in accordance with U.S. GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) available to Enact Holdings, Inc.’s common stockholders to adjusted operating income (loss) assume a 21% tax rate.

Exhibit A:    Consolidated Statements of Income
Exhibit B:    Consolidated Balance Sheets

Exhibit A

Exhibit B